Addendum TO SEVERANCE AND CHANGE IN CONTROL AGREEMENT
This Addendum to Severance and Change in Control Agreement (“Addendum”) is entered into by Kimberly L. Dickens (“Executive”) and Univar Solutions Inc. (the “Company”) with respect to the termination of the employment relationship between Executive and the Company.
1.    Executive’s last day of employment with the Company shall be January 18, 2021 (“Termination Date”). Executive shall not seek future employment or any right to future employment with the Company, its parent or any of its affiliates.
2.    Executive has been provided all compensation and benefits earned by Executive by virtue of employment with the Company, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and excluding the amount payable to Executive under the Severance and Change in Control Agreement dated November 2, 2020 between Executive and the Company (“CIC Agreement”).
3.    In addition to the severance payment described in the CIC Agreement, the Company shall:
a.    Pay to Executive, in a lump sum payment not later than sixty (60) days following the Termination Date, (i) a gross amount equal to $78,000, which is the approximate market value of Executive’s unvested restricted stock units as of the Termination Date that would have vested on or before December 31, 2021 if Executive had remained a Company employee through that date; and (ii) a gross amount equal to $36,018, which is the value of Executive’s short term incentive payment for 2020.
b.    Provide outplacement benefits through an agency of the Company’s choice, for up to 12 month(s) following the Termination Date.
4.    Except to the extent that the CIC Agreement is supplemented, modified or amended by this Addendum, the terms of the CIC Agreement shall remain in full force and effect.
5.    This Addendum shall be interpreted pursuant to Illinois law without regard to conflicts of law principles.

EXECUTIVE	COMPANY

/s/ Kimberly L. Dickens	/s/ David C. Jukes
Kimberly L. Dickens	David C. Jukes
Date: January 18, 2021	President & Chief Executive Officer
Date: January 18, 2021